EXHIBIT 23.1
Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statements No. 333-146815, 333-156994, 333-171122 and 333-183029, on Form S-8, and in Registration Statements No. 333-140171, 333-153376 and 333-156993, on Form S-3, of our reports dated February 26, 2013, relating to the consolidated financial statements of Gran Tierra Energy Inc. and the effectiveness of Gran Tierra Energy Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Gran Tierra Energy Inc. for the year ended December 31, 2012.

/s/ Deloitte LLP

Independent Registered Chartered Accountants
Calgary, Canada
February 26, 2013